                                                               EXHIBIT 17 (C)(3)


                                DONALD J. TRUMP
                               725 FIFTH AVENUE
                           NEW YORK, NEW YORK 10022

                                                                January 8, 1996

Taj Mahal Holding Corp.
1000 The Boardwalk
Atlantic City, New Jersey 08401

Attention: Board of Directors

Dear Sirs:

  In connection with the merger of THCR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of Trump Hotels & Casino Resorts, Inc. ("THCR"), with and into Taj Mahal Holding Corp. ("Taj Holding"), and the related transactions described in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 8, 1996, by and among THCR, Merger Sub and Taj Holding, and as an inducement for the parties thereto to enter into the Merger Agreement, I hereby agree to vote or to cause to be voted all shares of Class C Common Stock, par value $.01 per share, of Taj Holding beneficially owned by me for approval and adoption of the Merger Agreement.

  My agreement herein to vote in favor of the Merger Agreement shall terminate at such time as the Merger Agreement is terminated in accordance with its terms.

                                          Sincerely,

                                                   /s/ Donald J. Trump
                                          -------------------------------------
                                                     Donald J. Trump